Exhibit 1

FACILITY AGREEMENT
USD 500,000,000
 REVOLVING CREDIT FACILITY
for
NORDIC AMERICAN TANKERS LIMITED
as Borrower

arranged by
DNB BANK ASA
NORDEA BANK NORGE ASA
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Mandated Lead Arrangers
with
The Financial Institutions
listed in Part I of Schedule 1
 as Lenders
and
DNB BANK ASA
NORDEA BANK NORGE ASA
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
 as Bookrunners
and
DNB BANK ASA
 as Co-ordinator, Security Trustee and Agent
and
The Financial Institutions
listed in Part II of Schedule 1
 as Swap Banks
Dated 26 October 2012 as amended and restated by an amendment and restatement agreement dated 16 December 2015

CONTENTS
1	DEFINITIONS AND INTERPRETATION	5
2	THE FACILITY	21
3	PURPOSE	21
4	CONDITIONS OF UTILISATION	21
5	UTILISATION	22
6	REPAYMENT	23
7	PREPAYMENT AND CANCELLATION	24
8	INTEREST	27
9	INTEREST PERIODS	28
10	CHANGES TO THE CALCULATION OF INTEREST	28
11	FEES	29
12	TAX GROSS UP AND INDEMNITIES	30
13	INCREASED COSTS	33
14	OTHER INDEMNITIES	35
15	MITIGATION BY THE LENDERS	37
16	COSTS AND EXPENSES	37
17	SECURITY	38
18	REPRESENTATIONS	39
19	INFORMATION UNDERTAKINGS	43
20	FINANCIAL COVENANTS	47
21	GENERAL UNDERTAKINGS	49
22	VESSEL COVENANTS	52
23	EVENTS OF DEFAULT	56
24	CHANGES TO THE PARTIES	58
25	ROLE OF THE AGENT, THE SECURITY TRUSTEE AND THE ARRANGER	62
26	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	68
28	PAYMENT MECHANICS	70
29	SET-OFF	73
30	NOTICES	73
31	CALCULATIONS AND CERTIFICATES	75
32	PARTIAL INVALIDITY	75
33	REMEDIES AND WAIVERS	75

34	AMENDMENTS AND WAIVERS	76
35	CONFIDENTIALITY	76
36	COUNTERPARTS	80
37	GOVERNING LAW	80
38	ENFORCEMENT	80
1	CORPORATE AUTHORISATION	83
2	AUTHORISATIONS	83
3	EXISTING VESSELS	83
4	FINANCE DOCUMENTS	84
5	TRANSACTION DOCUMENTS	84
6	MISCELLANEOUS	84
7	LEGAL OPINIONS	85
1	CORPORATE AUTHORISATION	86
2	IN RESPECT OF EACH NEW VESSEL	86
3	FINANCE DOCUMENTS	87
4	MISCELLANEOUS	87
1	INTERPRETATION	95
2	ASSIGNMENT OF EARNINGS AND INSURANCES	96
3	PLEDGE OF ACCOUNTS	97
4	PERFECTION	98
5	ASSIGNMENT	98
6	NO FURTHER ASSIGNMENT OR PLEDGE	98
7	ADDITIONAL AND CONTINUING SECURITY	98
8	NOTICES	98
9	GOVERNING LAW – JURISDICTION	98

SCHEDULES:
SCHEDULE 1:	THE ORIGINAL PARTIES Part I: The Original Lenders Part II: The Swap Banks
SCHEDULE 2:	CONDITIONS PRECEDENT
SCHEDULE 3:	FORM OF UTILISATION REQUEST
SCHEDULE 4:	FORM OF TRANSFER CERTIFICATE
SCHEDULE 5A:	FORM OF COMPLIANCE CERTIFICATE - FINANCIAL COVENANTS

SCHEDULE 5B:	FORM OF COMPLIANCE CERTIFICATE - TOTAL MARKET VALUE
SCHEDULE:	FORM OF ASSIGNMENT AGREEMENT

THIS FACILITY AGREEMENT is originally dated 26 October 2012, as amended by a side letter dated 1 November 2012 and as further amended and restated by the Amendment and Restatement Agreement (as defined below) and made between:
(1)	NORDIC AMERICAN TANKERS LIMITED of LOM Building, 27 Reid Street, Hamilton, HM11, Bermuda (the "Borrower");
(2)
DNB BANK ASA of Dronning Eufernias gate 30, Bygg M155, N-0191 Oslo, Norway and NORDEA BANK NORGE ASA of Essendropsgate 7, N-0368 Oslo, Norway, and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) of Fillipstad Brygge 1, NO-0123 Oslo, Norway, as mandated lead arrangers (whether acting individually or together, the "Arrangers");

(3)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");
(4)
DNB BANK ASA of Dronning Eufernias gate 30, Bygg M15S, N-0191 Oslo, Norway and NORDEA BANK NORGE ASA of Essendropsgate 7, N-0368 Oslo, Norway, and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) of SE-106 40 Stockholm, Sweden as bookrunners (whether acting individually or together, the "Bookrunners");

(5)
DNB BANK ASA of Dronning Eufernias gate 30, Bygg M155, N-0191 Oslo, Norway as co-ordinator, security trustee (in such capacity, the "Security Trustee") and agent of the other Finance Parties (in such capacity, the "Agent"); and

(6)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Swap Banks), as swap banks, (together, the "Swap Banks").
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agreement" means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its Schedules and any Transfer Certificate.
"Amendment Effective Date" shall have the meaning set out in the Amendment and Restatement Agreement.
"Amendment and Restatement Agreement" means the amendment and restatement agreement dated 16 December 2015 and entered into in connection with this Agreement.
"Approved Brokers" means Fearnley Offshore AS, Clarksons Platou AS, Nordic Shipping AS or any other shipbroker(s) approved by the Agent.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Norwegian International Ship Registry, the Bahamas Ship Registry, the Cayman Islands Ship Registry, the Bermuda Ship Registry, the Liberian Ship Registry or such other reputable ship registry or flag acceptable to the Majority Lenders.
"Assignment Agreement" means any assignment agreement collateral to this Agreement for (i) the first priority assignment of the Earnings and the Insurances and (ii) the first priority pledge of the Earnings Account, to be made between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks) as security for all amounts due from time to time under the Finance Documents and any Swap Agreement(s), substantially in the form set out in Schedule 7 (Form of Assignment Agreement).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarization or registration.
"Availability Period" means the period from and including the date of this Agreement to and including the date falling three (3) month prior to the Termination Date.
"Available Commitment" means a Lender's Commitment minus:
a)	the amount of its participation in any outstanding Loans; and
b)
in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Break Costs" means the amount (if any) by which:
a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds.
b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Oslo (or any other relevant place of payment under Clause 28 (Payment mechanics)).
"Charterers" means any charterers of any of the Vessels from time to time.

"Charterparty" means each of the time charterparty(ies), bareboat charterparty(ies) or other contracts of employment (as the case may be) made between the Borrower (as owner) and the relevant Charterers for the charter of the Vessels.
"Charterparty Assignment" means a first priority assignment of any Charterparty (to the extent obtainable) to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Borrower's obligations under the Finance Documents and any Swap Agreement(s), in form and substance as approved by the Agent (on behalf of the Finance Parties and the Swap Banks).
"Code" means the US Internal Revenue Code of 1986.
"Commercial Management Agreement" means the agreement made or to be made between the Borrower and the Commercial Manager for the commercial management of the Borrower and the Vessels (including, but not limited to, the appointment of the Technical Manager).
"Commercial Manager" means Orion Tanker Pool Ltd. or such other commercial manager which is controlled at least fifty per cent (50.00%) by the Borrower or acceptable to the Majority Lenders.
"Commitment" means:
a)
in relation to an Original Lender, the amount in the amount set opposite its name under the heading "Commitment" in Part I of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Companies Act" means the Companies Act 1981 of Bermuda (as amended).
"Compliance Certificate" means any of the Compliance Certificate - Financial Covenants and the Compliance Certificate - Total Market Value.
"Compliance Certificate - Financial Covenants" means a certificate substantially in the form set out in Schedule 5A (Form of Compliance Certificate - Financial Covenants).
"Compliance Certificate - Total Market Value" means a certificate substantially in the form set out in Schedule 5B (Form of Compliance Certificate - Total Market Value).
"Confidential Information" means all information relating to the Borrower, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
a)	the Borrower or any of its advisers; or
b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any of its advisers; or
(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs a) or b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Disruption Event" means either or both of:
a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DOC" means in relation to the Technical Manager a valid document of compliance issued to the Technical Manager pursuant to paragraph 13.2 of the ISM Code.
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of any of the Vessels, including (but not limited to):
a)
all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any Charterparty or any other charter or agreement for the employment, use, possession, management and/or operation of any of the Vessels;

b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of any of the Vessels;
c)	compensation payable to the Borrower in the event of any requisition of any of the Vessels or for the use of any of the Vessels by any government authority or other competent authority;
d)	remuneration for salvage, towage and other services performed by any of the Vessels payable to the Borrower;
e)	demurrage and retention money receivable by the Borrower in relation to any of the Vessels;
f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;
g)
if and whenever any of the Vessels is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to any of the Vessels, or otherwise.
"Earnings Account" means the Borrower's account no. 7093.04.41587 with the Agent and to which all the Earnings shall be paid, and any amount deposited into and standing to the credit of such account from time to time.
"Environmental Approval" means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of any of the Vessels.
"Environmental Claim" means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.
"Environmental Law" means any applicable national or international law, regulation, convention or treaty in any jurisdiction in which the Borrower and/or the Charterers conducts business which relates to:
a)	the pollution or protection of the environment;
b)	harm to or the protection of human health;
c)	conditions on the workplace;
d)	any emission or substance capable of causing harm to any living organism or the environment; or
e)	to the carriage of material which is capable of polluting the environment.
"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Existing Facility" means the USD 300,000,000 revolving credit facility provided to the Borrower under the facility agreement dated 14 September 2005 (as amended) and made between, inter alia, the Borrower and the Agent.
"Existing Vessels" means:
a)	MT "Nordic Hawk", a 151,458 dwt suezmax vessel built in 1997 with IMO number 9131149 owned by and registered in the name of the Borrower in the Bahamas Ship Registry;
b)	MT "Nordic Hunter", a 151,458 dwt suezmax vessel built in 1997 with IMO number 9131151 owned by and registered in the name of the Borrower in the Bahamas Ship Registry;
c)	MT "Nordic Freedom", a 159,500 dwt suezmax vessel built in 2005 with IMO number 9288887 owned by and registered in the name of the Borrower in the Bahamas Ship Registry;
d)	MT "Nordic Vega", a 163,000 dwt suezmax vessel built in 2010 with IMO number 9412581 owned by and registered in the name of the Borrower in the Bahamas Ship Registry;
e)	MT "Nordic Fighter", a 153,181 dwt suezmax vessel built in 1998 with IMO number 9157715, owned by and registered in the name of the Borrower in the Norwegian International Ship Registry;
f)	MT "Nordic Voyager", a 149,591 dwt suezmax vessel built in 1997 with IMO number 9102930 owned by and registered in the name of the Borrower in the Cayman Islands Shipping Registry;
g)	MT "Nordic Discovery", a 153,181 dwt suezmax vessel built in 1998 with IMO number 9157727 owned by and registered in the name of the Borrower in the Norwegian International Ship Registry;
h)	MT "Nordic Grace", a 149,921 dwt suezmax vessel built in 2002 with IMO number 9230892 owned by and registered in the name of the Borrower in the Cayman Islands Shipping Registry;
i)	MT "Nordic Sprite", a 147,188 dwt suezmax vessel built in 1999 with IMO number 9159684 owned by and registered in the name of the Borrower in the Norwegian International Ship Registry;
j)	MT "Nordic Saturn", a 157,332 dwt suezmax vessel built in 1998 with IMO number 9167198 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
k)	MT "Nordic Jupiter", a 157,332 dwt suezmax vessel built in 1998 with IMO number 9160205 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
I)	MT "Nordic Cosmos", a 159,999 dwt suezmax vessel built in 2002 with IMO number 9233765 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;

m)	MT "Nordic Apollo", a 159,999 dwt suezmax vessel built in 2003 with IMO number 9248423 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
n)	MT "Nordic Moon", a 159,999 dwt suezmax vessel built in 2003 with IMO number 9224283 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
o)	MT "Nordic Passat", a 164,274 dwt suezmax vessel built in 2002 with IMO number 9229386 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
p)	MT "Nordic Mistral", a 164,236 dwt suezmax vessel built in 2002 with IMO number 9233210 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
q)	MT "Nordic Harrier", a 151,458 suezmax vessel built in 1997 with IMO number 9131137 owned by and registered in the name of the Borrower in the Marshall Islands Ship Registry;
r)	MT "Nordic Aurora", a 147,262 dwt suezmax vessel built in 1999 with IMO number 9159672 owned by and registered in the name of the Borrower in the Liberian Ship Registry;
s)	MT "Nordic Breeze", a 158,597 dwt suezmax vessel built in 2011 with IMO number 9588445 owned by and registered in the name of the Borrower in the Liberian Ship Registry;
t)	MT "Nordic Zenith", a 158,597 dwt suezmax vessel built in 2011 with IMO number 9588469 owned by and registered in the name of the Borrower in the Liberian Ship Registry;
u)	MT "Nordic Skier", a 159,089 dwt suezmax vessel built in 2005 with IMO number 9297515 owned by and registered in the name of the Borrower in the Cayman Islands Shipping Registry;
v)	MT "Nordic Sprinter", a 159,089 dwt suezmax vessel built in 2005 with IMO number 9297503 owned by and registered in the name of the Borrower in the Cayman Islands Shipping Registry;
w)	MT "Nordic Cross", a 158,525 dwt suezmax vessel built in 2010 with IMO Number 9438418 and registered in the name of the Borrower in the Marshall Islands Ship Registry; and
x)	MT "Nordic Light", a 158,555 dwt suezmax vessel built in 2010 with IMO Number 9436446 and registered in the name of the Borrower in the Marshall Islands Ship Registry.
"FATCA" means:
a)	sections 1471 to 1474 of the Code or any associated regulations;

b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:
a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 no. 46 (as amended).
"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).
"Finance Document" means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate and any notice, certificate, statement or other document designated as such by the Agent and the Borrower.
"Finance Party" means the Agent, the Arranger, the Co-ordinator or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:

a)	moneys borrowed;
b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs a) to h) above.
"GAAP" means the generally accepted accounting principles in the United States of America, including IFRS.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Initial Utilisation Date" means the first Utilisation Date under this Agreement, however no later than 31 October 2012.
"Insurances" means, in relation to each of the Vessels, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessels or otherwise in connection with the Vessels and all benefits thereunder (including claims of whatsoever nature and return of premiums).
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
"Investment" means any direct or indirect:

a)	extension of credit or capital contribution to any other person;
b)	purchase of vessels;
c)	acquisition of shares; and
d)	acquisition of debt instruments issued by any other person.
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.
"Lender" means:
a)	any Original Lender; and
b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement. "LIBOR" means, in relation to any Loan:
a)	the applicable Screen Rate; or
b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at or about 11:00 hours (London time) on the applicable Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to the reduction).
"Management Agreements" means the Commercial Management Agreement and the Technical Management Agreement.
"Managers" means the Commercial Manager and the Technical Manager
"Margin" means one point ninety-five per cent (1.95%) per annum.
"Market Value" means:

a)
in respect of each Vessel less than 20 years old, the fair market value in USD, being the average of valuations of such Vessel obtained from minimum two (2) Approved Brokers, with or without physical inspection of the relevant Vessel on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement. If the higher of the two (2) valuations differ by a margin of more than ten per cent (10.00%) from the lover of the two (2) valuations, then the Agent may request a valuation from a third independent and reputable shipbroker appointed by the Agent and the fair market value of the Vessel shall be the average mean of the three (3) valuations; and

b)	in respect of each Vessel 20 years old or more, fifty per cent. (50%) of the average scrap value obtained from minimum two (2) Approved Brokers, and all valuations shall be at the Borrower's cost.
"Material Adverse Effect" means a material adverse effect on:
a)	the business, operations, assets, condition (financial or otherwise) or prospects of the Borrower; or
b)	the ability of the Borrower to perform any of its obligations under the Finance Documents; or
c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"MOAs" means each of the Memorandum of Agreements being made between the relevant seller and the Borrower for the purchase of any New Vessel.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
a)
(subject to paragraph c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Mortgages" means each of the first preferred mortgages or first priority mortgages and the deeds of covenants collateral or declarations of pledge thereto (if any) to be executed and recorded by the Borrower against each of the Vessels in an Approved Ship Registry in favour of the Agent (on behalf of the Finance Parties and the Swap Banks) as security for all amounts due from time to time under the Finance Documents and any Swap Agreement(s), in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Banks).
"New Lender" has the meaning given to that term in Clause 24 (Changes to the Parties).
"New Vessels" means (i) any suezmax tanker of double hull of ten (10) years or younger at the time of acquisition by the Borrower or (ii) any other vessel as approved by the Majority Lenders, in any event purchased by the Borrower after the Initial Utilisation Date.
"Original Financial Statements" means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2011.
"Participating Member State" means any member state of the European Communities that adopts or has adopted the EUR as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Reference Banks" means the principal offices of DNB Bank ASA, Nordea Bank Norge ASA and/or such other banks as may be appointed by the Agent in consultation with the Borrower.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Interbank Market" means the London interbank market. "Relevant Person" means:
a)	the Borrower and each of its Subsidiaries; and
b)	each of its directors, officers, employees, agents and representatives.
"Repeating Representations" means each of the representations set out in Clauses 18 (Representations).
"Required Security Ratio" has the meaning given to that term in Clause 22.4 (Required Security Ratio).
"Restricted Party" means a person that is
a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or
c)
directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in paragraphs a) and/or (to the extent relevant under the definition of "Sanctions") b) above; or

d)	prohibited from doing business with or engaging in a transaction with any of the Finance Parties by any Sanctions.
"Rollover Loan" means one or more Loans:
a)	made or to be made on the same day that a maturing Loan is due to be repaid;
b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
c)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
"Sanctions" means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.
"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
"Sanctions List" means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, from time to time.
"Screen Rate" means the British Bankers Association Interest Settlement Rate for USD and the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
"Security Documents" means all or any security documents as may be entered into from time to time pursuant to Clause 17 (Security).
"Security Interest" means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.
"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the other Finance Parties, the Swap Banks and the Borrower that:
a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents and any Swap Agreement(s) have been paid;
b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Swap Agreement(s);

c)	the Borrower has no future or contingent liability under any provision of this Agreement or the other Finance Documents or any Swap Agreement(s); and
d)
the Agent, the Majority Lenders and the Swap Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Swap Agreement(s) would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Swap Agreement(s) or any asset covered (or previously covered) by a Security Interest created by a Finance Document or any Swap Agreement(s).

"SMC" means a valid safety management certificate issued for each of the Vessels pursuant to paragraph 13.7 of the ISM Code.
"SMS" means a safety management system for each of the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.
"Subsidiary" means a subsidiary within the meaning of section 86 of the Companies Act.
"Swap Agreement" means any currency-, fx- or interest rate swap agreement or other agreements, hereunder any ISDA Master Agreement and schedules and confirmations thereto, to be made between the Borrower and a Swap Bank.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Management Agreement" means the agreement made or to be made between the Borrower and a Technical Manager for the technical management of the Vessels.
"Technical Manager" means any of Columbia Shipmanagement Ltd., Hellespont Ship Management GmbH & Co KG, any subsidiary or branch of V-Ships International or any other reputable technical manager of any of the Vessels acceptable to the Majority Lenders Vessels.
"Termination Date" means the earlier to occur of (i) eight (8) years after the date of this Agreement and (ii) 31 November 2020.
"Total Commitments" means the aggregate of the Commitments, being USD 500,000,000 at the date of this Agreement.
"Total Loss" means, in relation to any Vessel:
a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and
b)
any expropriation, confiscation, requisition or acquisition of such Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

"Total Loss Date" means:
a)	in the case of an actual total loss of any Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;
b)	in the case of a constructive, compromised, agreed or arranged total loss of any Vessel, the earlier of:
(i)
the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Vessel was given to the insurers; and

(ii)	the date of compromise, arrangement or agreement made by or on behalf of the Borrower with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or
c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
"Total Market Value" means the aggregate Market Value of all Vessels.
"Transaction Documents" means the Finance Documents, the MOAs, the Charterparties and the Management Agreements and the Swap Agreement(s), together with the other documents contemplated herein or therein.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and
b)	the date on which the Agent executes the relevant Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.
"US" means the United States of America.
"USD" means United States dollars, being the lawful currency of the United States of America.
"Utilisation" means a Utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act of 19 June 2009 no. 58 (No. merverdiavgifts/oven) and any other tax of a similar nature.
"Vessels" means the Existing Vessels and the New Vessels.
1.2	Construction
a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Swap Bank" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to London time.
b)	Section, Clause and Schedule headings are for ease of reference only.
c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
e)	In case of a conflict between any of the Security Documents and this Agreement, the provisions of this Agreement shall prevail.

2	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties' rights and obligations
a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b)
The rights of each Finance Party under or in connection with the Finance Documents are, separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility as follows:
a)
At and from the Initial Utilisation Date: An amount of up to USD 400,000,000 shall be used for the purpose of financing the Existing Facility and thereafter may be used for general corporate purposes; and

b)	at any time after Initial Utilisation Date: the remaining USD 100,000,000 of the Facility may be used for financing the payment of the purchase price for New Vessels.
c)	Any amount borrowed in accordance with paragraph b) above and subsequently repaid may, for the avoidance of doubt, be reborrowed for general corporate purposes.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	no Default is continuing or would result from the proposed Loan; and
b)	the Repeating Representations to be made by the Borrower are true in all material respects.
4.3	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation six (6) or more Loans would be outstanding.
5	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 hours three (3) Business Days prior to the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).
b)	Only one (1) Loan may be requested in each Utilisation Request.
5.3	Currency and amount
a)	The currency specified in a Utilisation Request must be USD.
b)
The amount of a proposed Loan must be in an amount which is not more than the Available Facility and which is a minimum of USD 5,000,000 and in integral multiples of USD 1,000,000 or, if less, the Available Facility.

c)
The amount available to be drawn on the Initial Utilisation Date for the refinancing of the Existing Facility is limited to an amount equal to fifty per cent (50.00%) of the Total Market Value of the Existing Vessels at the Initial Utilisation Date.

d)
The amount available to be drawn to finance the acquisition of any New Vessel(s) shall be no greater than the Market Value of such New Vessel(s), however limited to the purchase price of such New Vessel(s) as set out in the relevant MOA.

5.4	Lenders' participation
a)
If the conditions set out in this Agreement have been met and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

c)
The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by 16:00 hours three (3) Business Days prior to the Utilisation Date.

5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period.
6	REPAYMENT
6.1	Repayment of Loans
a)	The Borrower shall repay each Loan on the last day of its Interest Period.
b)	Without prejudice to the Borrower's obligation under paragraph a) above, if;
(i)	one (1) or more Loans are to be made available to the Borrower:
(A)	on the same day that a maturing Loan is due to be repaid; and
(B)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)
the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the Borrower will only be required to make a payment under Clause 28.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)
each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)	the Borrower will not be required to make a payment under Clause 28.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

6.2	Final repayment
The Borrower shall repay all Loans outstanding under this Agreement in full on the Termination Date.
7	PREPAYMENT AND CANCELLATION
7.1	Mandatory prepayment — Total Loss or sale
If any of the Vessels is sold or becomes a Total Loss, the Facility shall be prepaid with an amount equal to that Vessel's proportionate part of the Total Market Value:
a)	in case of a sale, on or before the date on which the sale is completed by delivery of the relevant Vessel to the buyer; or
b)
in the case of a Total Loss, on the earlier of the date falling one hundred and twenty (120) days after the Total Loss Date and the receipt by the Agent (on behalf of the Lenders and the Swap Banks) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of such Vessel, immediately after the occurrence of such requisition of title).

7.2	Mandatory prepayment — Required Security Ratio
If the ratio of the Total Market Value to the Loans is less than the Required Security Ratio, the Borrower shall within fifteen (15) Business Days, either:
a)	prepay the Facility with an amount; or
b)	provide the Lenders with such additional security, in form and substance satisfactory to the Agent (on behalf of the Lenders and the Swap Banks), required to restore the aforesaid Required Security Ratio.
7.3	Mandatory prepayment — arrest or seizure of Vessel(s)
If any of the Vessels is arrested, captured, seized, detained or similar (including hijacking or theft) for a period of more than fifteen (15) days, the Facility shall be prepaid by an amount equal to that Vessel's proportionate part of the Total Market Value, however limited to an amount which will bring the ratio of Loans to Total Market Value (excluding the arrested or seized Vessel(s)) to minimum fifty per cent (50.00%).

7.4	Illegality
If in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that to do so:
a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and
c)
the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.5	Voluntary cancellation
The Borrower may, if it gives the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.
7.6	Voluntary prepayment of Loans
The Borrower may, if it gives the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of USD 5,000,000).
7.7	Right of replacement or repayment and cancellation in relation to a single Lender
a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph c) of Clause 12.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph d) below.
b)	On receipt of a notice of cancellation referred to in paragraph a) above, the Commitment of that Lender shall immediately be reduced to zero.
c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph a) above (or, if earlier, the date specified by the Borrower in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

d)
The Borrower may, in the circumstances set out in paragraph a) above, on 15 (fifteen) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Parties) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

e)	The replacement of a Lender pursuant to paragraph d) above shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

f)
A Lender shall perform the checks described in paragraph e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.8	Restrictions
a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
g)
If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph g) shall reduce the Commitments of the Lenders rateably.

8	INTEREST
8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
a)	the Margin;
b)	LIBOR; and
c)	Mandatory Cost, if any.
Effective interest pursuant to Section 46 of the FA Act has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.
8.2	Payment of interest
The Borrower shall pay accrued interest on a Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) months, on the dates falling at six-monthly intervals after the first day of the Interest Period).
8.3	Default interest
a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If any Event of Default has occurred and is continuing under any Finance Documents and notice thereof has been sent from the Agent to the Borrower, all outstanding amounts shall be deemed overdue and default interest (as specified above) will be calculated. Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.
c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
9	INTEREST PERIODS
9.1	Selection of Interest Periods
a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
b)
Subject to this Clause 9, the Borrower may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

c)	An Interest Period for a Loan shall not extend beyond the Termination Date.
d)	Each Interest Period for a Loan shall start on the Utilisation Date.
e)	A Loan has one Interest Period only.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 hours on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
10.2	Market disruption
a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;
(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and
(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.
b)	In this Agreement, "Market Disruption Event" means:
(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine IBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participation in a Loan exceed fifty per cent (50.00%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding
a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.4	Break Costs
a)
Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11	FEES
11.1	Commitment fee
a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of forty per cent (40.00%) of the Margin calculated on the undrawn amount of the Facility, accruing from the Amendment Effective Date until and including the last day of the Availability Period.

b)
The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee
The Borrower shall pay to the Arranger (for further distribution to the Lenders) a non-refundable amendment and arrangement fee as se out in the Amendment and Restatement Agreement.
Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
a)	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
b)	Unless a contrary indication appears, in this Clause 12 a reference to "determine" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
a)	The Borrower shall make all payments to be made by it to any Finance Party under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
b)
The Borrower shall promptly upon becoming aware that it is required by law to make a Tax Deduction (or that there is any change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
a)
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines, will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.
c)
A Protected Party making, or intending to make, a claim under paragraph a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower, provided that nothing herein shall require such Protected Party to disclose any confidential information relating to the organisation of its affairs.

d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment; and
b)	that Finance Party actually has obtained, utilised and retained a Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
12.5	Stamp taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6	VAT
a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse and/or indemnify (as the case may be) that Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information
a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties

13	INCREASED COSTS
13.1	Increased costs
a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(ii)	compliance with any law or regulation made after the date of this Agreement;
(iii)	the implementation or application of, or compliance with, Basel III or CRD IV; or
(iv)	any mandatory costs implemented by any central bank,
b)	In this Agreement;
"Basel III" means:
(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text' published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"CRD IV" means:
(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 200 2/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

"Increased Costs" means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)	attributable to a FATCA Deduction required to be made by any Party;
(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph b) of Clause 12.3 (Tax indemnity) applied);

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates). For the avoidance of doubt, the definition of Basel II above shall not be construed so as to include any Increased Cost attributable to the implementation or application of, or compliance with, Basel III or CRD IV (each as defined in paragraph b) of Clause 13.1 (Increased Costs)); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
b)	In this Clause 13.3, a reference to "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).
14	OTHER INDEMNITIES
14.1	Currency indemnity
a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
a)	the occurrence of any Event of Default;
b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

c)
funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

d)
any claim, action, civil penalty or fine against, any settlement, an any other kind of loss or liability, and all reasonable costs and expenses (including counsel fees and disbursements) incurred by any Finance Party as a result of the conduct of the Company or any of its partners or a Relevant Person that violates any Sanctions;

e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
f)
any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory authority or enforcement authority or third party concerning any actual or alleged breach of Sanctions by any Finance Party in connection with (directly or indirectly) the Facility.

14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
a)	investigating any event which it reasonably believes is a Default; or
b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.

15	MITIGATION BY THE LENDERS
15.1	Mitigation
a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.4 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b)	Paragraph a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent, the Arranger and the Co-ordinator the amount of all costs and expenses (including internal and external legal and collateral fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
a)	this Agreement and any other documents referred to in this Agreement; and
b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs
If:
a)	the Borrower requests an amendment, waiver or consent; or
b)	an amendment is required pursuant to Clause 28.10 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17	SECURITY
17.1	Security - Loan
The Borrower's obligations and liabilities under the Finance Documents, including (without limitation) the Borrower's obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Finance Parties in connection with this Agreement and any Finance Document, shall at any time until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by:
(i)	the Mortgages;
(ii)	the Assignment Agreement; and
(iii)	any Charterparty Assignment,
(together the "Security Documents").
17.2	Perfection etc.
The Borrower undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.
17.3	Security and subordination - Swap Agreement(s)
a)
The Finance Parties have agreed that the Borrower's obligations under the Swap Agreement(s), if any, shall be secured by the Security Documents with the rights of the Swap Banks under the Security Documents being fully subordinated to and ranking in all respects after the right of the Agent (on behalf of the Finance Parties) under the Security Documents as set out in Clause 17.1 (Security - Loans).

b)
The obligations of the Borrower against the Swap Banks under any Swap Agreements shall be fully subordinated to and rank in priority after the rights of the Finance Parties under the Finance Documents and so that upon the occurrence of an Event of Default, no payments shall be made to any of the Swap Banks under the Swap Agreements as long as any amount is outstanding under any Finance Document.

c)	The Swap Bank shall promptly notify the Agent in writing upon doing or entering into any transactions under the Swap Agreement(s).
17.4	Enforcement of the Security Documents
a)
Each of the Swap Banks undertakes with the Agent (on behalf of the Finance Parties) that it will not take any action to enforce any claim or seek to exercise any of its rights and powers of enforcement under the Security Documents unless:

(i)	the Agent (on behalf of the Finance Parties) shall have given its prior written consent thereto (which the Agent shall have full liberty to withhold); or
(ii)	all monies due or to become due to the Agent and the Finance Parties (including all accrued interest and other monies) under the terms of this Agreement and/or the other Finance Documents have been paid in full to the Agent (on behalf of the Finance Parties).
b)
The Agent (on behalf of the Finance Parties) will notify the Swap Banks as soon as practicable if it intends to enforce any of its rights or powers under the Security Documents (other than its right to demand payment of any monies secured thereby) whereupon the Swap Banks shall have the option (to be exercised immediately upon receipt of such notification if there is a case of emergency and the Agent (on behalf of the Finance Parties) has to act without delay, or otherwise within fifteen (15) Business Days from receipt of such notification during which period the Agent (on behalf of the Finance Parties) will not complete enforcement of any of its said rights and powers) of paying to the Agent within the said fifteen (15) Business Days all monies due to the Finance Parties under this Agreement and the Security Documents against an assignment and transfer (on a non-recourse basis) of this Agreement and the Security Documents that may be transferable to, and at the expense of, the Swap Bank(s). Such assignment and transfer of this Agreement and the Security Documents shall be without any express or implied warranty or representation by the Agent or any of the other Finance Parties as to the validity or enforceability of this Agreement and/or the Security Documents and/or such related documents or as to the recoverability of any moneys thereunder. The Agent shall not be liable to any of the Swap Banks for any failure or delay in giving notice of its intention to enforce and shall not be liable to any of the Swap Banks in respect of any loss, damage or liability incurred by any of the Swap Banks arising out of or in connection with the Agent's failure or delay in giving such notice.

c)
Without prejudice to this Clause 17.4, nothing herein shall preclude the right of the Agent to demand payment of any money secured by the Security Documents or preclude the Agent from taking any action whatsoever in accordance with the Security Documents.

d)
Nothing herein shall preclude the right of the Swap Banks to demand and/or receive payments of any monies secured by the Security Documents or performance of other obligations set out in any Swap Agreement (hereunder the un-winding of swap transactions thereunder), always as long as such action does not interfere with the rights of the Finance Parties and is not inconsistent with its obligations contained in this Agreement (including, but not limited to, Clause 17.3 (Security and subordination - Swap Agreement(s)).

18	REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 18 on the date of this Agreement.
18.1	Status
a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
b)	It has the power to own its assets and carry on its business as it is being conducted.
18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
a)	any law or regulation applicable to it;
b)	its constitutional documents; or
c)	any agreement or instrument binding upon it or any of its assets.
18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
18.5	Validity and admissibility in evidence All Authorisations required or desirable:
a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.
18.6	Taxes
a)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
b)
It has complied with all material taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies.

18.7	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
18.8	No default
a)
No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

b)
No other event or circumstance is outstanding which constitutes a default or might constitute a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.9	No misleading information
Any factual information, documents, exhibits or reports relating to the Borrower and which have been furnished to the Finance Parties by or on behalf of the Borrower are complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and do not contain any misstatement of fact or omit to state a fact making such information, documents, exhibits or reports misleading in any material respect.
18.10	Financial statements
a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.
b)	Its Original Financial Statements fairly and accurately represent its assets, liabilities, financial condition and operations during the relevant financial year.
c)
As of the date of the Original Financial Statements, it had no material liabilities, direct or indirect, actual or contingent, and there is no material, unrealized or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.

d)	There has been no material adverse change in its business, operation, assets or condition (financial or otherwise) since the Original Financial Statements.
18.11	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pad passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
18.12	No proceedings pending or threatened
No litigation, arbitration, administrative proceedings or labour disputes of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.
18.13	No existing Security Interest
Save as described in Clause 17 (Security), no Security Interest exists over all or any of its present or future revenues or assets.
18.14	No immunity
The execution and delivery by it of each Transaction Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or Bermuda and/or the Marshall Islands and/or Liberia and/or Bahamas (as the case may be) in relation to any Transaction Document.
18.15	No winding-up
It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.
18.16	Environmental compliance
It and the Charterers (as the case may be) have performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.
18.17	Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it or the Charterers where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.
18.18	ISM Code and ISPS Code Compliance
All requirements of the ISM Code and the ISPS Code as they relate to it, the Managers, the Charterers and the Vessels have been complied with in all material respects.
18.19	The Existing Vessels
Each of the Existing Vessels will on the Drawdown Date be:
a)	in its absolute ownership free and clear of all encumbrances (other than current crew wages and the Mortgage) and it will be the sole, legal and beneficial owner of such Existing Vessel;
b)	registered in its name with the Approved Ship Registry under the laws and flag of such Approved Ship Registry;
c)	operationally seaworthy in every way and fit for service; and
d)
classed with DNV GL, American Bureau of Shipping, Lloyds, Class NK or any other classification society acceptable to the Majority Lenders, free of all overdue material requirements, recommendations or adverse notations.

18.20	No money laundering
a)
It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).

b)	It will use the proceeds of the Facility for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement.

18.21	Governing law and enforcement
a)	The choice of Norwegian law as the governing law of the Finance Documents and the relevant laws of the Security Documents will be recognised and enforced in its jurisdiction of incorporation.
b)	Any judgment obtained in Norway in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
c)	Any judgment obtained in the relevant jurisdiction in relation to the Security Documents will be recognised and enforced in its jurisdiction of incorporation.
18.22	No insolvency proceedings
To the best of its knowledge, after due enquiry, no action has been commenced or threatened for the winding-up, administration, judicial management, dissolution or reorganisation of it (by way of voluntary arrangement, scheme of arrangement or otherwise).
18.23	No breach of laws
It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
18.24	Sanctions
None of the Borrower or its Subsidiaries, not any of their directors and officers or to their knowledge (having made due and careful inquiry) any other Relevant Person is:
a)	a Restricted Party;
b)	in breach of Sanctions; or
c)	subject to or involved in any complaint, claim proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or this party concerning any Sanctions.
18.25	Repetition
The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
19	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
a)
as soon as the same become available, but in any event within one hundred and thirty-five (135) days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

b)
as soon as the same become available, but in any event within sixty (60) days after the end of each quarter of each of its financial years, its consolidated financial statements for that financial quarter.

19.2	Compliance Certificates
a)
The Borrower shall supply to the Agent with each set of financial statements delivered pursuant to Clause 19.1 a) and 19.1 b) (Financial statements) a Compliance Certificate -Financial Covenants substantially in the form set out in Schedule 6A (Form of Compliance Certificate - Financial Covenants) setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

b)
The Borrower shall supply to the Agent at the latest ten (10) Business Days after the last day of each financial quarter a Compliance Certificate - Total Market Value substantially in the form set out in Schedule 6B (Form of Compliance Certificate - Total Market Value) setting out (in reasonable detail) computations as to compliance with Clause 22.4 (Required Security Ratio) and attaching the valuation reports received for the relevant brokers as at the last day of each financial quarter.

c)	Each Compliance Certificate shall be signed by the Chief Financial Officer of the Borrower.
19.3	Requirements as to financial statements
a)
Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by the Chief Financial Officer of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

b)
The Borrower shall procure that each set of financial statements of the Borrower delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Borrower) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous
a)	The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(i)	any Charterparty if and when requested by the Agent;
(ii)	all material documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(iii)	promptly upon becoming aware of them, the details of any event which has occurred or may occur which have a material impact on the condition (financial or otherwise) of the Borrower;
(iv)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which might, if adversely determined, have a Material Adverse Effect; and

(v)
promptly, such further information regarding the financial condition, business, operations (financial or otherwise) or assets of the Borrower as any Finance Party (through the Agent) may reasonably request.

b)	The Borrower shall notify the Agent promptly upon becoming aware of the relevant event and giving full details, if it or any other Relevant Person:
(i)	becomes, or is reasonably likely to become, a Restricted Party; or
(ii)	has any direct or indirect dealing with any Restricted Party; or
(iii)
is subject to, involved in or threatened with any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions and shall notify the Agent of the steps, if any, being taken to address it.

19.5	Notification of default
a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Notification of Environmental Claims
The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
a)	if any Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower, the Charterers, the Managers or any of the Vessels; and

b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Charterers, the Managers or any of the Vessels,

where the claim would be reasonably likely, if determined against the Borrower or any of the Vessels, to have a Material Adverse Effect.
19.7	Use of websites
a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.
c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph c)(i) or paragraph c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website

Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

19.8	"Know your customer" checks
a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	FINANCIAL COVENANTS
20.1	Financial definitions
For the purposes of the financial covenants set out herein, the following definitions shall apply:
a)	"Current Assets" means at any time, in accordance with GAAP, the book value of current assets.
b)	"Current Liabilities" means at any time, in accordance with GAAP, the book value of current liabilities.
c)	"Interest Bearing Debt" means the interest bearing Financial Indebtedness of the Borrower.

d)	"Liquidity" means:
(I)	cash in hand or on freely available deposit with any financial institution; and
(ii)
any undrawn and available (always provided that the availability of such amount is subject to compliance with the financial covenants set out in this clause 23 (Financial covenants)) amount under this Agreement and any other instrument, security or investment approved in writing by the Agent, and in each case, to which the Borrower is beneficially entitled at that time and which can be promptly realised and applied against the Loans and not subject to any security interest or any other conditions.

e)
"Borrower Market Cap" means the amount equal to the number of shares issued by the Borrower multiplied by the average of the closing prices of one (1) share as quoted in USD by the New York Stock Exchange on the five (5) trading days immediately before the relevant measuring date under this Agreement.

f)	"Borrower Market Cap to Value Adjusted Total Assets Ratio" means, on any date, the ratio of the Borrower Market Cap to Value Adjusted Total Assets.
g)	"Total Debt" means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrower.
h)	"Value Adjusted Equity" means, on a consolidated basis, Value Adjusted Total Assets less Total Debt of the Borrower.
i)	"Value Adjusted Equity Ratio" means, on any date, the ratio of Value Adjusted Equity to Value Adjusted Total Assets.
j)
"Value Adjusted Total Assets" means, on a consolidated basis, the aggregate of i) the Market Value of all the Borrower's vessels, and ii) the book value of all other assets of the Borrower, less any capitalized goodwill and/or other intangible assets.

k)	"Working Capital" means Current Assets less Current Liabilities at any time.
20.2	Financial covenants
20.2.1	Minimum Borrower Market Cap
The Borrower Market Cap shall at all times during the Security Period be no less than USD 400,000,000.
20.2.2 Minimum Borrower Market Cap to Value Adjusted Total Assets Ratio
The Borrower Market Cap to Value Adjusted Total Assets Ratio shall at all times during the Security Period be no less than forty-five per cent (45%).
20.2.3 Minimum Value Adjusted Equity
The Value Adjusted Equity of the Borrower shall at all times during the Security Period be no less USD 250,000,000.
20.2.4	Minimum Value Adjusted Equity Ratio
The Borrower shall at all times during the Security Period maintain a Value Adjusted Equity Ratio of minimum thirty-five per cent (35.00%).

20.2.5	Minimum Liquidity
The Liquidity of the Borrower shall at all times during the Security Period be in excess of the higher of (i) USD 25,000,000 and (ii) six per cent (6.00%) of Interest Bearing Debt.
20.2.6	Positive Working Capital
The Borrower shall at all times during the Security Period maintain a positive Working Capital.
21	GENERAL UNDERTAKINGS
The undertakings in this Clause 21.1 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1	Authorisations
The Borrower shall promptly:
a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.
21.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.
21.3	Sanctions
a)	The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:
(i)	is a breach of Sanctions; and/or
(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.
b)
The Borrower shall not (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions ("target of sanctions" signifying an entity or person ("Target") that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licences or exemptions issued by all applicable US Sanctions Authorities).

c)	The Borrower shall (and it shall ensure that each Subsidiary will) maintain appropriate policies and procedures to:
(i)	identify any risks to its business as a result of Sanctions; and
(ii)	promote and achieve compliance with its obligations under paragraphs a) and b) above.
21.4	Title
The Borrower will hold legal title to and own the entire beneficial interest in the Vessels, the Insurances, the Earnings and the Earnings Account free of all Security Interest and other interests and rights of every kind, except for those created by the Financial Documents and as set out in Clause 21.4 (Negative pledge).
21.5	Negative pledge
The Borrower shall not create or permit to subsist any Security Interest over any of the Vessels, the Earnings, the Insurances or the Earnings Account nor upon any of its present or future undertakings, property, assets, rights or revenues, other than:
a)	Security Interest under the Security Documents;
b)	Security Interest arising in the ordinary course of business by operation of law securing obligations not more than thirty (30) days overdue; and
c)	Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).
21.6	Distributions
The Borrower shall not distribute any dividend, reduce any of its share capital or make any other distributions in whatever form to its shareholder(s) or any other person(s) if (i) it is not or will, following such distribution, not be in compliance with the covenants set out in this Agreement (including but not limited to the financial covenants in Clause 20 (Financial covenants)) or (ii) an Event of Default has occurred or occurs as a consequence of such distribution.
21.7	Bank accounts
The Borrower shall hold and maintain all its bank accounts (including the Earnings Account) with the Lenders and ensure that all Earnings are paid to the Earnings Account.
21.8	Change of business
The Borrower shall procure that no change is made to the general nature of its business from that carried out at the date of this Agreement being crude tanker operation.
21.9	Taxation
The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.
21.10	Merger
The Borrower shall not enter into any amalgamation, demerger, merger, split-up, divest, consolidation or corporate reconstruction without the prior written consent of the Agent (on behalf of the Majority Lenders).

21.11	Environmental compliance
The Borrower shall (and shall procure that the Charterers and the Managers will) comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval, implement procedures to monitor compliance with and to prevent liability under any Environmental Law and obtain and maintain any Environmental Approval.
21.12	Commercial management
The Borrower shall procure that the Commercial Manager shall continue to be commercial manager of the Borrower and there shall be no material change to such commercial management and/or the Commercial Management Agreement without the prior written consent of the Agent.
21.13	Transaction Documents
The Borrower shall procure that none of the Transaction Documents (other than the Charterparties) are amended or terminated, or any waiver or any material terms thereof are agreed thereunder without the prior written consent of the Agent (on behalf of the Majority Lenders).
21.14	Listing
The Borrower shall remain listed on the New York Stock Exchange or a recognised stock exchange acceptable to the Lenders.
21.15	Limitations on Investments
Except with the prior written consent of the Majority Lenders, the Borrower shall not (and the Borrower shall ensure that no entity controlled by it (directly or indirectly) shall not) make any Investment in an amount exceeding the Value Adjusted Equity at the time of the Investment.
21.16	Ownership of Borrower
The Borrower shall procure that no person or group of persons, other than Mr. Herbjorn Hansson or companies controlled by Mr. Herbjorn Hansson, shall become the owner (directly or indirectly), of more than fifty per cent (50.00%) of the outstanding shares and/or voting rights in the Borrower.
21.17	Transactions with affiliates
The Borrower will ensure that all transactions and agreements, including but not limited to agreements made with companies affiliated to the Borrower, shall be on a commercial basis and done on an arms-length-basis.
21.18	Interest hedging
a)
The Borrower shall not enter into any interest hedging arrangements or Swap Agreements with other parties than the Swap Banks, subject to such interest hedging arrangements being offered on competitive terms.

b)
If any of the Swap Banks cannot offer promptly when requested during business hours interest hedging arrangements and Swap Agreements on competitive terms, the Borrower may conclude interest hedging arrangements and Swap Agreements with other parties than the Swap Banks (or their respective Affiliates). Any such interest hedging agreements shall not be subject of any Security under any of the Security Documents.

22	VESSEL COVENANTS
22.1	General
The Borrower gives the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
22.2	Insurance
a)
The Borrower shall maintain or ensure that each of the Vessels is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest and War Risk insurances (including acts of piracy and terrorism), in such amounts, on such terms and with such insurers as the Agent shall approve.

b)
The value of the Hull and Machinery insurance (excluding Hull Interest and Freight Interest) for each Vessel shall cover at least eighty per cent (80.00%) of the Market Value of the relevant Vessel and the aggregate insurance value of the Vessels (including Hull Interest and Freight Interest, but excluding Protection & Indemnity), shall be at least equal to the Market Value of such Vessel and the aggregate insurance value of the Vessels (including Hull Interest and Freight Interest, but excluding Protection and Indemnity) shall be at least equal to the higher of the Total Market Value and one hundred and twenty per cent (120.00%) of the Loans.

c)
The Borrower shall procure that the Agent (on behalf of the Finance Parties and the Swap Banks) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

d)
Not later than seven (7) days prior to the expiry date of the relevant Insurances the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties and the Swap Banks) have been noted by the relevant insurers.

e)
The Agent may, for the account of the Borrower, take out a Mortgagee's Interest Insurance and a Mortgagee's Interest — Additional Perils Pollution Insurance (covering up to one hundred and twenty per cent (120.00%) of the Loan) relevant to the Vessels.

f)
If any of the Insurances referred to in paragraph a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Vessels any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of any of the Vessels if and when so requested by the Agent.

g)	The Borrower shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.
h)	The Borrower will not make any change to the Insurances described under paragraph a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).
i)
The Agent may, at the time and for the account of the Borrower, obtain an insurance report from an independent insurance consultant, however, for as long as all Insurances are taken out in accordance with the Norwegian Marine Insurance Plan of 1996, version 2010 (as amended from time to time), no such report shall be deemed necessary.

22.3	Classification and repairs
The Borrower shall keep the Vessels in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:
a)
so as to maintain its class at the highest level with DNV GL, American Bureau of Shipping, Lloyds, Class NK or another classification society approved by the Majority Lenders, free of overdue material recommendations, qualifications or adverse notations; and

b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which any of the Vessels may trade from time to time.

22.4	Required Security Ratio
a)	The ratio of Total Market Value to the Loans shall at all times be higher than the Required Security Ratio.
b)
The Borrower shall, at its own expense, arrange for the Market Value of each Vessel to be determined semi-annually (or quarterly if requested by the Majority Lenders) and include the amount of such Market Value in the relevant Compliance Certificate - Total Market Value to be delivered no later than ten (10) Business Days after the end of each half year or quarterly accounting date (as the case may be).

c)
The "Required Security Ratio" shall be calculated as the ratio of the sum of (i) one hundred and fifty per cent (150.00%) of the Market Value of each Vessel being younger than ten (10) years of age and (ii) two hundred per cent (200.00%) of the Market Value of each Vessel being older than ten (10) years of age, divided by the total Market Value of the Vessels.

22.5	Restrictions on chartering, appointment of Managers etc.
The Borrower shall not without the prior written consent of the Agent (on behalf of the Majority Lenders):
a)	enter into any Charterparty which is not on arm's length terms and conditions;
b)	enter into any agreements for the chartering in of any vessels;
c)
appoint a technical manager for the Vessels which is not reputable (in the opinion of the Agent) or enter into any Technical Management Agreement(s) which are not on arm's length terms and conditions; or

d)	change the classification society of any of the Vessels.
22.6	Notification of certain events
The Borrower shall immediately notify the Agent of:
a)	any accident to any of the Vessels involving repairs where the costs will or is likely to exceed USD 500,000 (or the equivalent in any other currency);
b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;
c)	any exercise or purported exercise of any lien on any of the Vessels, the Earnings, the Insurances or the Earnings Account;
d)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss;
e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower, the Managers, the Charterers or otherwise in connection with any of the Vessels; and
f)	any arrest or detention of any of the Vessels, any exercise or purported exercise of any lien on any of the Vessels, their Earnings, the Insurances and/or the Earnings Account.
22.7	Operation of the Vessels
a)
The Borrower shall comply, or procure the compliance in all respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to a Vessel, its ownership, operation and management or to the business of the Borrower and shall not employ a Vessel nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;
(ii)	in any manner contrary to any Sanctions; and
(iii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of a Vessel unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

b)
Without limitation to the generality of this Clause 22.7, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

22.8	ISM Code compliance
The Borrower will:
a)	procure that each of the Vessels remains subject to a SMS for the duration of the Facility;

b)	procure that a valid and current SMC is maintained for each of the Vessels for the duration of the Facility;
c)	if not itself, procure that the Technical Manager of the Vessels maintains a valid and current DOC for the duration of the Facility;
d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any of the Vessels or of the DOC of the Technical Manager; and
e)
immediately notify the Agent in writing of any "accident" or "major non-conformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

22.9	Inspections and class records
a)
The Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessels once a year for the account of the Borrower upon the Agent giving prior written notice.

b)
The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessels.

22.10	Surveys
The Borrower shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the relevant flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.
22.11	Arrest
The Borrower shall or shall procure that the Charterers shall, promptly pay and discharge:
a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Vessels, the Earnings, the Insurances or the Earnings Account;
b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Vessels, the Earnings or the Insurances; and
c)	all other outgoings whatsoever in respect of any of the Vessels, the Earnings and the Insurances,
and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall or shall procure that the Charterers shall procure their release by providing bail or providing the provision of security or otherwise as the circumstances may require.
22.12	Total Loss
In the event that any of the Vessels shall suffer a Total Loss, the Borrower shall, within a period of one hundred and twenty (120) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the Insurance proceeds shall be applied in prepayment of the relevant Loan in accordance with Clause 7.1 (Mandatory prepayment - Total Loss or sale).
22.13	Flag, name and registry
The Borrower shall not change the flag, name or registry of any of the Vessels, without the prior written consent of the Agent (on behalf of the Lenders) (not to be withheld in case of change to an Approved Ship Registry).
23	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration)).
23.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
b)	payment is made within three (3) Business Days of its due date.
23.2	Financial covenants
Any requirement of Clause 20 (Financial covenants) is not satisfied.
23.3	Sanctions
a)	Any Relevant Persons becomes a Restricted Party.
b)	An act or omission of a Relevant Person causes a breach of Sanctions by any Finance Party.
23.4	Other obligations
The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).
23.5	Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
23.6	Cross default
a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).
d)
Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

e)
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs a) to d) above is less than USD 2,500,000 (or its equivalent in any other currency or currencies).

23.7	Insolvency
a)
The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).
c)	A moratorium is declared in respect of any indebtedness of the Borrower.
23.8	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);
b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;
c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
d)	enforcement of any Security Interest over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.
23.9	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of USD 500,000 and is not discharged within thirty (30) days.

23.10	Material adverse change
Any event or series of events occur which, in the reasonable opinion of the Agent (on behalf of the Lenders), might have a Material Adverse Effect.
23.11	Permits
Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, terminated or modified having a Material Adverse Effect.
23.12	Litigation
There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against the Borrower which might, if adversely determined, has a Material Adverse Effect.
23.13	Effectiveness of Finance Documents
a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
b)	Any Finance Document is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms for any reason.
c)	The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
23.14	Cessation of business
The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
23.15	Acceleration
On and at any time after the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or
d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
24	CHANGES TO THE PARTIES
24.1	Assignments and transfer by the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Assignments and transfers by the Lenders
Subject to this Clause 24.2, a Lender (the "Existing Lender") may assign any of its rights or obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
24.3	Conditions of assignment or transfer
a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of a Lender; or
(ii)	made at the time when an Event of Default is continuing.
b)
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.
d)	An assignment will only be effective on:
(i)
receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

e)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.
f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.
g)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.4	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.
24.5	Limitation of responsibility of Existing Lenders
a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of the Borrower;
(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24.5; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

24.6	Procedure for transfer
a)
Subject to the conditions set out in Clause 24.3 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c)	on the Transfer Date:
(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)
the Agent, the Arranger, the Co-ordinator, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".
24.7	Copy of Transfer Certificate
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
24.8	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25	ROLE OF THE AGENT, THE SECURITY TRUSTEE AND THE ARRANGER
25.1	Appointment of the Agent
a)	Each other Finance Party and Swap Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.
b)
Each other Finance Party authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Appointment of Security Trustee
Each of the Lenders and each of the Swap Banks appoints the Security Trustee as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Mortgages, (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, the Mortgages, whether from the Borrower or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment
25.3	Duties of the Agent and the Security Trustee
a)
Subject to paragraph b) below, the Agent and the Security Trustee shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Trustee for that Party by any other Party.

b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate), paragraph a) above shall not apply to any Transfer Certificate.
c)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

d)
If either the Agent or the Security Trustee receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

e)
If either the Agent or the Security Trustee is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Trustee or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

f)	The Agent's duties and the Security Trustee's duties under the Finance Documents are solely mechanical and administrative in nature.
25.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.5	No fiduciary duties
a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.
b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.6	Business with the Borrower
The Agent, the Arranger and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
25.7	Rights and discretions of the Agent and the Security Trustee
a)	The Agent and the Security Trustee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and
(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
b)	The Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.
c)	The Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

d)	The Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.
e)	The Agent and the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
f)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Trustee and the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.8	Majority Lenders' instructions
a)
Unless a contrary indication appears in a Finance Document, the Agent and the Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Agent or as Security Trustee, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or as Security Trustee) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
c)
The Agent or the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

e)
Neither the Agent nor the Security Trustee is authorized to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Interest thereunder.

25.9	Responsibility for documentation
None of the Agent, the Security Trustee and the Arranger:
a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.10	Exclusion of liability
a)
Without limiting paragraph b) below (and without prejudice to the provisions of paragraph e) of Clause 28.11 (Disruption to Payment Systems etc.)), neither the Agent nor the Security Trustee will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 25.10.

c)
Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Trustee if the Agent or the Security Trustee, as the case may be, has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent or the Security Trustee for that purpose.

d)
Nothing in this Agreement shall oblige the Agent, the Security Trustee or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Security Trustee and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Trustee or the Arranger.

25.11	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
25.12	Resignation of the Agent and the Security Trustee
a)	Each of the Agent and the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
b)	Alternatively either the Agent or the Security Trustee may resign by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Majority

Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Trustee, as applicable.
c)
If the Majority Lenders have not appointed a successor Agent or Security Trustee, as applicable, in accordance with paragraph b) above within twenty (20) days after notice of resignation was given, the retiring Agent or retiring Security Trustee (after consultation with the Borrower) may appoint a successor Agent or Security Trustee, as applicable.

d)
The retiring Agent or retiring Security Trustee shall, at its own cost, make available to the successor Agent or successor Security Trustee such documents and records and provide such assistance as the successor Agent or successor Security Trustee may reasonably request for the purposes of performing its functions as Agent or as Security Trustee, as the case may be, under the Finance Documents.

e)	The resignation notice provided by either the Agent or the Security Trustee shall only take effect upon the appointment of a successor.
f)
Upon the appointment of a successor, the retiring Agent or the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or the Security Trustee, require it to resign in accordance with paragraph b) above. In this event, the Agent or the Security Trustee shall resign in accordance with paragraph b) above.

h)
The Agent and/or the Security Agent shall resign in accordance with paragraph b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent and/or Security Agent pursuant to paragraph c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent and/or Security Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent and/or the Security Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent and/or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)
the Agent and/or the Security Agent notifies the Borrower and the Lenders that the Agent and/or the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent and/or Security Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent and/or Security Agent, requires it to resign.

25.13	Confidentiality
a)
In acting as agent for the Finance Parties, the Agent and the Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)
If information is received by another division or department of the Agent or the Security Trustee, it may be treated as confidential to that division or department and the Agent or the Security Trustee, as applicable, shall not be deemed to have notice of it.

25.14	Relationship with the Lenders
a)
Both the Agent and the Security Trustee may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's or the Security Trustee's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
b)
Any Lender may by notice to the Agent or the Security Trustee appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Trustee and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
a)	the financial condition, status and nature of the Borrower;
b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
25.17	Deduction from amounts payable by the Agent or the Security Trustee
If any Party owes an amount to the Agent or the Security Trustee under the Finance Documents the Agent or the Security Trustee may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
26	CONDUCT OF BUSINESS BY THE FINANCE PARTIES No provision of this Agreement will:
a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27	SHARING AMONG THE FINANCE PARTIES
27.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.
27.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.
27.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
27.5	Exceptions
a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.
b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28	PAYMENT MECHANICS
28.1	Payments to the Agent
a)
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).
28.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4	Clawback
a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments
a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
b)	Paragraphs a) above will override any appropriation made by the Borrower.
28.6	Application following an Event of Default
After an Event of Default, on either (i) the completion of a sale of a Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of such Vessel or any enforcement proceeds following the enforcement of any Security under any Security Document (as the case may be), such monies shall be applied in the following order:
a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;
b)	secondly, in or towards payment of all sums owed to the Finance Parties (on a pro rata basis) under the Finance Documents
c)	thirdly, in or towards payment of all sums owed to the Swap Banks (on a pro rata basis) under any Swap Agreement at the time of default; and
d)	fourthly, the balance, if any to the Borrowers or to their order.
28.7	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.8	Business Days
a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.9	Currency of account
a)	Subject to paragraphs b) to e) below, USD is the currency of account and payment for any sum due from the Borrower under any Finance Document.
b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in USD.

c)	Each payment of interest shall be made in USD.
d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
28.10	Change of currency
a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and waivers);

e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and
f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph d) above.
29	SET-OFF
a)
A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

b)
The Borrower hereby agrees and accepts that this Clause 29 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts that, to the extent permitted by law, Section 29 of the FA Act shall not apply to this Agreement.

30	NOTICES
30.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.
30.2	Addresses
The contact details (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
a)	in the case of the Borrower:
NORDIC AMERICAN TANKERS LIMITED
Att: Turid M. Sorensen
Fax No: ++ 47 33 42 73 01
E-mail: turid.sorensen@scandicamerican.com
b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
c)	in the case of the Agent:
DNB Bank ASA
Dronning Eufemias gate 30, Bygg M15S
N-0191 Oslo, Norway
Att.: Credit Middle Office and Agency
Att: Anne-Lise Iversen

Fax No: + 47 22 48 28 94
E-mail: anne-lise.iversen(adnb.no
or any substitute address, fax number, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.
30.3	Delivery
a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

c)	All notices from or to the Borrower shall be sent through the Agent.
d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.
30.4	Notification of address and fax number
Promptly upon receipt of notification of an address, fax number or electronic mail address or change of address, fax number or electronic mail address pursuant to Clause 30.2 (Addresses) or changing its own address, fax number or electronic mail address, the Agent shall notify the other Parties.
30.5	Electronic communication
a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
c)	Any electronic communication which becomes effective, in accordance with paragraph b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.6	English language
a)	Any notice given under or in connection with any Finance Document must be in English.
b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Agent, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31	CALCULATIONS AND CERTIFICATES
31.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
31.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
32	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
33	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
34	AMENDMENTS AND WAIVERS
34.1	Required consents
a)
Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
34.2	Exceptions
a)	An amendment or waiver that has the effect of changing or which relates to: (i)the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii)	an extension to the date of payment of any amount under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(v)	a change to the Borrower other than in accordance with Clause 24.1 (Changes to the Parties);
(vi)	any provision which expressly requires the consent of all the Lenders;
(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 17 (Security), Clause 22.1 (Insurances), Clause 24 (Changes to the Parties) or this Clause 34, shall not be made without the prior consent of all the Lenders.
b)
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

35	CONFIDENTIALITY
35.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information
Any Finance Party may disclose:
a)
to any of its Affiliates and Related Funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b)	to any person:
(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph c) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b)(i) or b)(ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 24.8 (Security over Lenders' rights);
(viii)	who is a Party; or

(ix)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)
in relation to paragraphs b)(i), b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs b)(v), b)(vi) and b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

c)
to any person appointed by that Finance Party or by a person to whom paragraph b)(i) or b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers
a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	name of the Borrower;
(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;
(iv)	date of this Agreement;
(v)	the names of the Agent and the Arranger;
(vi)	date of each amendment and restatement of this Agreement;
(vii)	amount of Total Commitments;
(viii)	currencies of the Facility;
(ix)	type of Facility;
(x)	ranking of Facility;
(xi)	Termination Date;
(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and
(xiii)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph a) above is, nor will at any time be, unpublished price-sensitive information.
35.4	Entire agreement
This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
35.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
35.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph b)(ii) of Clause 35.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).
35.7	Continuing obligations
The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
37	GOVERNING LAW
This Agreement is governed by Norwegian law.
38	ENFORCEMENT
38.1	Jurisdiction
a)
Subject to paragraph c) below, the courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
c)
This Clause 38 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process
Without prejudice to any other mode of service, the Borrower:
a)
irrevocably appoints Scandic American Shipping Ltd (Europen Branch) currently of Leif Weldings vei 20, 3208 Sandefjord, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with any Finance Documents;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)	consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 30 (Notices).
*  *  *
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
 THE ORIGINAL PARTIES

Part I: The Lenders
Original Lender	Commitment

DNB Bank ASA Dronning Eufernias gate 30, Bygg M15S, N-0191 Oslo, Norway Business reg. number: 984 851 006	USD 166,666,667

Nordea Bank Norge ASA Essendropsgate 7, N-0368 Oslo, Norway Business reg. number: 911 044 100	USD 166,666,667

Skandinaviska Enskilda Banken AB (publ) SE 106 40 Stockholm, Sweden Business reg. number: 971 049 944	USD 166,666,667

USD 500,000,000

Part II: The Swap Banks
Name and address of Swap Banks:	Address

DNB Bank ASA	Dronning Eufernias gate 30, Bygg M15S, N-0191 Oslo, Norway

Business reg. number: 984 851 006

Nordea Bank Finland Plc	TO1, FIN-00020 Nordea, Helsinki, Finland

Business reg. number: 1680235-8

Skandinaviska Enskilda Banken AB (publ)	Fillipstad Brygge 1, NO-0123 Oslo

Business reg. number: 971 049 944

SCHEDULE 2
CONDITIONS PRECEDENT
PART I — INITIAL UTILISATION
1	CORPORATE AUTHORISATION
1.1	In respect of the Borrower:
a)	Certificate of Incorporation;
b)	Memorandum and Articles of Association;
c)	Updated Good Standing Certificate;
d)	Resolutions passed at a board meeting of the Borrower evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents and the registration of the relevant Mortgages; and
(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

e)	Power of Attorney (notarised and legalised if requested by the Agent);
f)	Secretary's Certificate (notarised and legalised);
g)	Specimen signatures of its authorized representatives referred to in d) above in original; and
h)
Certified copies of the passports of the directors and the authorised representatives of the Borrower together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender or such other "know your customer" and "anti money laundering" documentation required by the Agent (or any Lender through the Agent).

2	AUTHORISATIONS
All Authorisations required by any government or other authorities for the Borrower to enter into and perform their obligations under this Agreement and/or any of the Transaction Documents (and a pdf copy of any such Authorisations to be delivered to the Agent).
3	EXISTING VESSELS
In respect of each of the Existing Vessels:
a)	The Charterparty (if any);
b)	Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the Borrower in the relevant Approved Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel;
c)
An updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 22.3 (Classification and repairs), free of extensions and overdue recommendations;

d)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 22.2 (Insurance), and evidencing that the Agent's (on behalf of the Finance Parties and the Swap Banks) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

e)	The Vessel's current SMC;
f)	A copy of the ISSC; and
g)	The Technical Manager's current DOC.
4	FINANCE DOCUMENTS
a)	The Agreement;
b)	The Assignment Agreement;
c)	Notice of Assignment of Earnings and the Charterers' acknowledgement thereof;
d)	Notice of Assignment of Insurances and the insurers' acknowledgement thereof; and
e)	The Charterparty Assignments (if any);
f)	Notice of Assignment of the relevant Charterparty and the relevant Charterer's acknowledgement thereof; and
g)	The Mortgages (including the deeds of covenants or declarations of pledge).
5	TRANSACTION DOCUMENTS
a)	The Commercial Management Agreement;
b)	The Technical Management Agreements; and
c)	The Swap Agreement(s) (if any).
6	MISCELLANEOUS
a)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the Initial Utilisation Date, have or will be paid on its due date;
c)	A Compliance Certificate - Financial Covenants;
d)	A Compliance Certificate — Total Market Value, including valuations;
e)
Appointment of Scandic American Shippig Ltd (European branch) and the acceptance by Scandic American Shippig Ltd (European branch) as the Borrower's process agent in Norway under the Finance Documents;

f)	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Agent in accordance with Clause 22.2 (Insurances) (if applicable);
g)	The Fee Letter;
h)	The Original Financial Statements;
i)
Evidence satisfactory to the Agent that the Existing Facility will be cancelled and repaid in full prior to, or simultaneously with the Initial Utilisation Date and that any securities related thereto are being released or cancelled;

j)	The letter regarding effective interest duly counter-signed by the Borrower;
k)	Evidence that any withholding tax will be paid or application to tax authorities in respect of any withholding tax is or will be sent (if relevant);
I)	Evidence of discharge of any existing Security Interests (if any); and
m)	Any other document, authorization, opinion or assurance reasonably requested by the Lenders.
7	LEGAL OPINIONS
a)	A legal opinion as regards Bermuda law matters issued by Appleby (Bermuda) Limited;
b)	A legal opinion as regards Bahamas law matters issued by Higgs & Johnson;
c)	A legal opinion as regards Marshall Island laws matters issued by Seward & Kissel LLP;
d)	A legal opinion as regards Liberian laws matters issued by Seward & Kissel LLP;
e)	A legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS; and
f)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.
All such legal opinions to be in agreed form (as approved by the Agent (on behalf of the Lenders)) prior to the relevant Utilisation Date and to be issued immediately after the relevant Utilisation Date.

PART II — UTILISATIONS IN RESPECT OF NEW VESSELS
1	CORPORATE AUTHORISATION
a)	Certificate of Incorporation (or similar);
b)	Articles of Incorporation and By-laws;
c)	Updated Good Standing Certificate (or similar) (if applicable);
d)	Resolutions passed at a board meeting evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents and the registration of the relevant Mortgage to which it is a party; and
(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and relevant Mortgage to which it is a party and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

e)	Power of Attorney (notarised and legalised if requested by the Agent);
f)	Secretary's or Officer's Certificate (notarised and legalised);
g)	To the extent not previously delivered to the Agent, specimen signatures of its authorized representatives referred to in d) above in original; and
h)
To the extent not previously delivered to the Agent, certified copies of the passports of the directors and the authorised representatives of the Borrower together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender or such other "know your customer" and "anti money laundering" documentation required by the Agent (or any Lender through the Agent).

2	IN RESPECT OF EACH NEW VESSEL
a)	A certified copy of the Memorandum of Agreement in respect of the New Vessel;
b)	A copy of the Protocol of Delivery and Acceptance under the Memorandum of Agreement in respect of the New Vessel;
c)
Satisfactory searches in maritime registries, including, but not limited to, evidence (by way of transcript of registry) that the New Vessel is, or will be, registered in the name of the Borrower in the relevant Approved Ship Registry, that the Mortgage has been, or will in connection with the Utilisation in respect of the relevant New Vessel be, executed and recorded with its intended first priority in favour of the Agent (on behalf of itself and the other Finance Parties) against the New Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the New Vessel;

d)	A certified copy of an updated class certificate related to the relevant New Vessel from the relevant Approved Classification Society, confirming that the relevant New Vessel is classed with the highest class in accordance with Clause 22.3 (Classification and repairs), free of extensions and overdue recommendations;
e)
Certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the relevant New Vessel in accordance with Clause 22.2 (Insurance), and evidencing that the Agent's (on behalf of the Finance Parties) Security in the insurance policies have been noted in accordance with the relevant notices as required under the relevant Assignment Agreement; and

f)	Evidence and copies of (i) any technical management agreement for the relevant New Vessel (if any) and (ii) documents of compliance with the ISM Code and ISPS Code: and
g)
Evidence satisfactory to the Agent (on behalf of the Finance Parties) that the ratio of Total Market Value to the Loans will remain higher than the Required Security Ratio, as set out in Clause 22 (Required Security Ratio) immediately after the Utilisation.

3	FINANCE DOCUMENTS
Each of the following Finance Documents (to the extent not delivered in connection with the Initial Utilisation), duly signed by all the relevant parties thereto, together with evidence that the security created thereunder is legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws:
a)	Mortgage (including any deed of covenants) against the New Vessel;
b)	Assignment of Earnings in respect of the New Vessel;
c)	Assignment of Insurances in respect of the New Vessel;
d)	Any other Security Document; and
e)	Any other Finance Document reasonably required by the Agent.
4	MISCELLANEOUS
a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date.
b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date.
c)	A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Agent in accordance with Clause 22.2 (Insurances) (if applicable);
d)	A legal opinion as regards Bermuda law matters issued by Appleby (Bermuda) Limited;
e)	A legal opinion as regards any other relevant jurisdictions, including the jurisdiction of the flag of the New Vessel issued by relevant counsel to the Agent;

f)	"Know your customer" documents required by the Lenders.
g)
Any such favourable legal opinions in form and substance satisfactory to the Agent (on behalf of the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require.

h)	Any other documents as reasonably requested by the Agent.

SCHEDULE 3
FORM OF UTILISATION REQUEST
From:	Nordic American Tankers Limited
To:	DNB Bank ASA
Dated:	[ ]

Dear Sirs

NORDIC AMERICAN TANKERS LIMITED - USD 500,000,000 REVOLVING CREDIT FACILITY AGREEMENT ORGINALLY DATED 26 OCTOBER 2012, AS MOST RECENTLY AMENDED AND RESTATED ON 16 DECEMBER 2015 (THE "AGREEMENT")
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

	Purpose:	[ ]

	Amount:	[ ]

	Interest Period:	[ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully
NORDIC AMERICAN TANKERS LIMITED

By:
Name:
Title:

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
To:	DNB Bank ASA as Agent
From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:	[ ]

NORDIC AMERICAN TANKERS LIMITED - USD 500,000,000 REVOLVING CREDIT FACILITY AGREEMENT ORGINALLY DATED 26 OCTOBER 2012, AS MOST RECENTLY AMENDED AND RESTATED ON 16 DECEMBER 2015 (THE "AGREEMENT")
1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 24.6 (Procedure for transfer):
a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.6 (Procedure for transfer).

b)	The proposed Transfer Date is [ ].
c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph c) of Clause 24.5 (Limitation of responsibility of Existing Lenders).
4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5	This Transfer Certificate is governed by Norwegian law.
6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

The Schedule
Commitment/rights and obligations to be transferred
Existing Lender:	[ ]
New Lender:	[ ]
Total Commitment of Existing Lender:	USD [ ]
Total Commitment of New Lender:	USD [ ]
Transfer Date:	[ ]

Administrative Details / Payment Instructions of New Lender
[Facility Office address, fax number and attention details for notices and account details for payments.]
Existing Lender:	New Lender:
[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [               ].
Agent:
DNB Bank ASA

By:
Name:
Title:

SCHEDULE 5A
FORM OF COMPLIANCE CERTIFICATE
— FINANCIAL COVENANTS
To:	DNB Bank ASA as Agent
From:	Nordic American Tankers Limited
Dated:

Dear Sirs

NORDIC AMERICAN TANKERS LIMITED - USD 500,000,000 REVOLVING CREDIT FACILITY AGREEMENT ORGINALLY DATED 26 OCTOBER 2012, AS MOST RECENTLY AMENDED AND RESTATED ON 16 DECEMBER 2015 (THE "AGREEMENT")
1
We refer to the Agreement. This is a Compliance Certificate — Financial Covenants. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	With reference to Clauses 19.2 (Compliance certificate) and 20 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant reporting date]:
a)
Minimum Borrower Market Cap. The Borrower Market Cap was USD [•]. The Borrower Market Cap shall at all times during the Security Period be minimum USD 400,000,000 and the covenant in Clause 20.2.1 (Minimum Borrower Market Cap) is thus [not] satisfied.

b)
Minimum Borrower Market Cap to Value Adjusted Total Assets Ratio. The Borrower Market Cap to Value Adjusted Total Assets Ratio of the Borrower was USD [•]. The Borrower Market Cap to Value Adjusted Total Assets Ratio shall at all times during the Security Period be no less than forty-five per cent (45%) and the covenant in Clause 20.2.1 (Minimum Borrower Market Cap to Value Adjusted Total Assets Ratio) is thus [not] satisfied.

c)
Minimum Value Adjusted Equity. The Value Adjusted Equity of the Borrower was USD [•]. The Equity shall at all times during the Security Period be minimum USD 250,000,000 and the covenant in Clause 20.2.1 (Minimum Value Adjusted Equity) is thus [not] satisfied.

d)
Minimum Value Adjusted Equity Ratio. The Value Adjusted Equity Ratio of the Borrower was [•]. The Value Adjusted Equity Ratio of the Borrower shall at all times during the Security Period be minimum thirty-five per cent (35.00%) and the covenant in Clause 20.2.2 (Minimum Value Adjusted Equity Ratio) is thus [not] satisfied.

e)
Minimum Liquidity. The Liquidity of the Borrower was [•]. The Liquidity of the Borrower shall at all times during the Security Period be in excess of the higher of (i) USD 25,000,000 and (ii) six per cent (6.00%) of the Interest Bearing Debt and the covenant in Clause 20.2.3 (Minimum Liquidity) is thus [not] satisfied.

f)
Positive Working Capital. The Working Capital of the Borrower was M. The Working Capital of the Borrower shall at all timed during the Security Period be positive and the covenant in Clause 20.2.4 (Positive Working Capital) is thus [not] satisfied.

3	We attach our calculations establishing the figures in paragraph 2 above.
4
We confirm that, as of the date hereof, (i) each of the representations and warranties set out in Clause 18 (Representations) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours faithfully
NORDIC AMERICAN TANKERS LIMITED

By:
Name:
Title:	Chief Financial Officer

SCHEDULE 5B
Compliance Certificate
 - Total Market Value
To:	DNB Bank ASA, as Agent
Date:	[•]

NORDIC AMERICAN TANKERS LIMITED - USD 500,000,000 REVOLVING CREDIT FACILITY AGREEMENT ORGINALLY DATED 26 OCTOBER 2012, AS MOST RECENTLY AMENDED AND RESTATED ON 16 DECEMBER 2015 (THE "AGREEMENT")
We refer to the above Agreement. Capitalised terms defined in the Loan Agreement shall have the same meaning when being used in this Compliance Certificate - Total Market Value.
With reference to Clauses 19.2 (Compliance Certificates) and 22.4 (Required Security Ratio) of the Agreement, we confirm that as at [•1 [insert relevant quarterly date]:
a)          the Total Market Value was USD [•]; and
b)          the Required Security Ratio was [•].
The ratio of the Total Market Value to the Loans shall at all times be in excess of the Required Security Ratio. The covenant in Clause 22.4 (Required Security Ratio) is thus [not] complied with.
Attached hereto are copies of the valuation reports received from the relevant brokers in respect of the above.
Yours sincerely for and on behalf of
NORDIC AMERICAN TANKERS LIMITED

By:
Name:
Title:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (the "Assignment Agreement") is made on [●] between:
(1)	Nordic American Tankers Limited, [•], Bermuda, as borrower (the "Borrower"); and
(2)
DNB Bank ASA of Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway, organisation number 984 851 006 as agent on behalf of the Finance Parties and the Swap Banks (as defined in the Agreement as referred to below) (the "Agent").

Background:
(A)
Pursuant to the terms and conditions of a USD 430,000,000 revolving credit facility agreement dated [•1 October 2012 (as amended, supplemented, restated, varied or waived from time to time, the "Agreement") between (i) the Borrower as borrower, (ii) the financial institutions listed in part I of schedule 1 thereto as lenders (the "Lenders"), (iii) DNB Bank ASA and Nordea Bank Norge ASA as mandated lead arrangers, (iv) DNB Bank ASA and Nordea Bank Norge ASA as bookrunners, (v) DNB Bank ASA as co-ordinator and agent for the Lenders (the "Agent") and (vi) the financial institutions listed in part II of schedule 1 as swap banks (the "Swap Banks"), the Lenders have agreed to make available to the Borrower a revolving credit facility in the aggregate amount of up to USD 430,000,000 (the "Facility");

(B)	by certain ISDA Master Agreement(s) (hereinafter as such may from time to time be amended, varied, supplemented, notated or replaced) and all schedules and confirmations made or to be made thereunder (hereinafter together called the "Swap Agreements")), to be entered into between the Borrower and the relevant Swap Bank have agreed and/or will agree certain trade in financial instruments, including inter a/ia swap agreements relating to interest, on such terms and conditions as described in the Swap Agreements relating to the Facility; and
(C)
it is a condition precedent to the Lenders making the Facility available to the Borrower that the Borrower executes and delivers, inter alia, this Assignment Agreement and grants the Security Interests set out herein as security for its obligations towards (i) the Finance Parties under the Agreement and (ii) the Swap Banks under any Swap Agreement(s).

NOW THEREFORE:
1	INTERPRETATION
1.1	Definitions
In this Assignment Agreement, including the preamble hereto (unless the context otherwise requires), any term or expression defined in the preamble shall have the meanings ascribed to it therein. In addition, terms and expressions not defined herein but whose meanings are defined in the Agreement shall have the meanings set out therein.

1.2	Construction
In this Assignment Agreement, unless the context otherwise requires:
a)	reference to Clauses or Appendices are to be construed as references to clauses or appendices of this Assignment Agreement unless otherwise stated;
b)
references to (or to any specified provision of) this Assignment Agreement or any other document shall be construed as references to this Assignment Agreement, that provision or that document as from time to time amended, supplemented, restated, varied or waived; and

c)	words importing the plural shall include the singular and vice versa.
2	ASSIGNMENT OF EARNINGS AND INSURANCES
2.1	Assignment
To secure the payment and the discharge of the Borrower's obligations under the Finance Documents and any Swap Agreements and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Finance Documents and any Swap Agreements, the Borrower hereby assigns to the Agent (on behalf of the Finance Parties and the Swap Banks) on first priority:
a)	the Earnings; and
b)	the Insurances.
2.2	Notice and acknowledgement, etc.
a)
The Borrower undertakes promptly to give notice of the assignment of the Earnings to the Charterers under any Charterparty, in the form set out in Appendix 1 (A) hereto and procure that any recipient of such notice acknowledges receipt of the notice as set out therein in the form of Appendix 1 (B) hereto.

b)	The Borrower undertakes to insure and keep the Vessels fully insured in accordance with Clause 22.2 (Insurance) of the Agreement; and
(i)
in the event that the Insurances, or any one of them, have been taken out on conditions other than the Norwegian Marine Insurance Plan of 1996, version 2010 (as amended from time to time) (the "Plan"), to give all the relevant insurers notice in the form of Appendix 2 (A) hereto, and procure that the said insurers acknowledge receipt of such notice in the form of Appendix 2 (B) hereto or give such other form of notice and procure such other form of acknowledgement as the Agent shall require in writing to the Borrower; and

(ii)
in the event that the Insurances, or any one of them, have been taken out according to the Plan, to procure written statements from all the relevant insurers and/or approved brokers confirming that the Agent (on behalf of the Finance Parties and the Swap Banks) has been duly registered as co-insured first priority mortgagee on all such insurance policies taken out for the Vessels and that notice according to the Plan has been duly received by all the relevant insurers.

c)
The Borrower shall procure that the Agent is furnished with copies of all relevant documentation relating to the insurances together with the Loss Payable Clause in the form set out in Appendix 2 (C) hereto or, if acceptable to the Agent, the relevant insurers' standard letter of undertaking or letters on confirmation to mortgagees, including undertaking (i) to notify the Agent if the relevant insurer has not been paid within fourteen (14) days before the expiry date and (ii) not to set off any premiums, insurance proceeds or other monies due by it on account of any of the Vessels against any amount due by the Borrower, the managers or charterers of any of the Vessel or others in respect of any other vessel.

2.3	Loss Payable
Claims related to the Insurances in respect of an actual or constructive or agreed or arranged or compromised total loss or requisition for title or other compulsory acquisition of any of the Vessels and claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 500,000, shall be payable to the Agent. Subject thereto all other claims, unless and until the insurers have received notice from the Agent of an Event of Default or an event of default (howsoever described) under any Swap Agreement (as the case may be) which is unremedied under the Agreement in which event all claims shall be payable directly to the Agent up to the Lenders' and the Swap Banks' mortgage interest, shall be released directly for the repair, salvage or other charges involved or to the Borrower as reimbursement if it has fully repaired the damage and paid all of the salvage or other charges or otherwise in respect of Borrower's actual costs in connection with repair, salvage and/or other charges. Any amounts paid to the Borrower directly shall be paid to the Pledged Account.
3	PLEDGE OF ACCOUNTS
3.1	Pledge
The Borrower has opened account no. 7093.04.41587 with the Agent (the "Pledged Account").
To secure payment and discharge of the Borrower's obligations under the Finance Documents and any Swap Agreements and to secure the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Finance Documents and any Swap Agreements, the Borrower hereby pledges to the Agent (on behalf of the Finance Parties and the Swap Banks) on first priority, the Pledged Account or such other account or accounts as may be agreed from time to time between the Agent and the Borrower and any and all amounts deposited into and standing to the credit of the Pledged Account or such other account and accounts from time to time.
The Agent confirms, in its capacity as account holder and debtor of the Pledged Account, that the pledge of the Pledged Account and any amount deposited into and standing to the credit of the Pledged Account from time to time, is duly noted in its records.
3.2	Drawings
a)	The Borrower shall procure that all Earnings shall be paid directly to the Pledged Account.
b)	The Borrower may draw funds from the Pledged Account as long as no Default has been declared by the Agent.

3.3	Blocking upon Event of Default
The Pledged Account shall, following an Event of Default, be blocked in favour of the Finance Parties and the Swap Banks, and any subsequent Earnings or other amounts paid to the Pledged Account or paid directly to the Agent shall be applied towards the Borrower's obligations to the Lenders under the Finance Documents and to the Swap Banks under any Swap Agreements with any balance to be promptly released.
4	PERFECTION
The Borrower agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent (on behalf of the Finance Parties and the Swap Bank) may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/or perfect the Security Interest created by this Assignment Agreement and the rights and powers herein granted.
5	ASSIGNMENT
The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 24 (Changes to the Parties) of the Agreement.
6	NO FURTHER ASSIGNMENT OR PLEDGE
The Borrower shall not, unless prior written consent has been obtained from the Agent, be entitled to further assign or pledge the Earnings, the Insurances and/or the Pledged Account.
7	ADDITIONAL AND CONTINUING SECURITY
The Security Interest contemplated by this Assignment Agreement shall be in addition to any other Security Interest granted in accordance with the Agreement, and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Agreement.
8	NOTICES
Any notice, demand or other communication to be made or delivered by any party pursuant to this Assignment Agreement shall (unless the addressee has by five (5) Business Days' written notice to that party specified another address) be made or delivered as set out in Clause 30 (Notices) of the Agreement.
9	GOVERNING LAW — JURISDICTION
9.1	Governing law
This Assignment Agreement shall be governed by and construed in accordance with the laws of Norway.

9.2	Jurisdiction
The Borrower and the Finance Parties accept Oslo City Court (Oslo tingrett) as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of the Finance Parties) to enforce any of the Finance Documents against any of the Vessels or other assets of the Borrower wherever they may be found.
9.3	Service of process
Without prejudice to any other mode of service, the Borrower:
a)
irrevocably appoints Scandic American Shipping Ltd (European Branch) currently of Leif Weldings vei 20, 3208 Sandefjord, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Assignment Agreement;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and
c)
consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 30 (Notices) of the Agreement.

Borrower:	Agent:
NORDIC AMERICAN TANKERS LIMITED	DNB Bank ASA

By:	By:
Name:	Name:
Title:	Title:

Appendix 1 (A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Earnings)
To:	[ ]
Cc:	DNB Bank ASA, Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway

MT "[            ]"
We refer to the charter party dated [■], (the "Charterparty") made between you and us, whereby we agreed to let and you agreed to take on [ ] charter for the period and upon the terms and conditions therein mentioned MT "[ ]" (the "Vessel").
We hereby give you notice that:
a)
by an agreement dated [•] 2012 (as amended, supplemented, restated, varied or waived from time to time, the "Assignment Agreement") made between us and DNB Bank ASA, Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway acting as agent on behalf of certain other banks (the "Agent"), related to a loan agreement dated [•] 2012 (as amended, supplemented, restated, varied or waived from time to time, the "Agreement"), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent, on first priority, all our rights, title and interest, present and future, to all payments to be made to us under the Charterparty, including in respect of any breach by you thereunder;

b)
you are herby irrevocably authorised and instructed to make all payments under the Charterparty to our account with the Agent account no. 7093.04.41587 (free of any set-off or other deduction) until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct; and

c)
the Agreement includes provisions that no amendments, termination or cancellation shall be made to the Charterparty (nor shall you be released from any of your obligations thereunder without the prior written consent of the Agent) and that we shall remain liable to perform all our obligations under the Charterparty and that the Agent shall be under no obligations of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.
[Place and date:] [•], [•]
Yours sincerely for and on behalf of
NORDIC AMERICAN TANKERS LIMITED

By:
Name:
Title:	[authorised officer]

Appendix 1 (B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Earnings)
To:	DNB Bank ASA Dronning Eufernias gate 30, M15S N-0191 Oslo Norway Attn: [ ]

We acknowledge receipt of the above Notice of Assignment dated [•1 from Nordic American Tankers Limited relating to MT "[                  ]". Terms used herein shall have the same meaning as defined therein.
We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of all or any part of the charter hire and any monies payable thereunder.
We further confirm that all written statements containing instructions or demanding actions or payments under the Charterparty may until further notice from the Agent to the contrary be made by Nordic American Tankers Limited and after such notice these instructions shall be given or demands shall be made by the Agent.
This acknowledgement and confirmation shall be governed by Norwegian law.
Place and date: [•]
Yours sincerely for and on behalf of
[ ]

By:
Name:
Title:	[authorised officer]

Appendix 2 (A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Insurances)
(For attachment by way of endorsement
 to all policies, contracts and cover notes)
To: The Insurers
MT "[      ]"
We, Nordic American Tankers Limited as owner (the "Owner") of MT [           ] (the "Vessel"), hereby gives you notice that all our rights, title and interest in and to all insurances effected or to be effected in respect of the Vessel including the insurances constituted by the policy on which this notice is endorsed, and inclusding all money payable and to become payable thereunder or in connection therewith (including return of premiums) have been assigned to DNB Bank ASA, Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway, as Agent for certain other banks (the "Mortgagee") according to an Assignment Agreement dated [•] 2012 (as amended, supplemented, restated, varied or waived from time to time, the "Assignment Agreement") related to a loan agreement dated [•] 2012 (as amended, supplemented, restated, varied or waived from time to time, the "Agreement"), and that all payments due to us under our policy(-ies) relating to the Vessel with yourselves must be made in accordance with the Loss Payable Clause annexed hereto.
Please note that this instruction may not be varied except with the prior written consent of the Mortgagee.
Please confirm your acknowledgement of the terms of this notice by completing the Acknowledgement attached hereto. Please return the signed and dated Acknowledgement to the Mortgagee at the address set out above.
Place and date: [•], [•]
Yours sincerely for and on behalf of
NORDIC AMERICAN TANKERS LIMITED

By:
Name:
Title:	[authorised officer]

Appendix 2 (B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Insurances)
To:	DNB Bank ASA Dronning Eufernias gate 30, M15S N-0191 Oslo Norway Attn: [ ]

We hereby acknowledge receipt of a Notice of Assignment (the "Notice") from Nordic American Tankers Limited (the "Owner") dated [¦] of ay and all right, title and interest in and to all insurances effected or to be effected (the "Insurances") in respect of MT "[•1" (the "Vessel").
We have duly noted and do accept that our payments due to the Owner under the insurance policy(-ies) taken out for the Vessel shall be made in accordance with the instructions set out in the Notice, including the loss payable clause annexed thereto (the "Loss Payable Clause"), and payment due to the mortgagees will be made to such account as from time to time instructed by DNB Bank ASA, Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway (the "Mortgagee"), which bank has been duly noted by ourselves as the first priority mortgagee of the said Vessel on its own behalf and on behalf of certain other banks as agent therefore.
Further, we will give the Mortgagee notice in case of any variation, termination or cancellation of the insurances and any non-payment of any insurance premium. We will give the Mortgagee fourteen (14) Business Days to remedy such an event.
Place and date: [•]
Yours sincerely for and on behalf of
[INSURERS]

By:
Name:
Title:	[authorised officer]

Appendix 2 (C)
FORM OF
Loss Payable Clause
a)
All claims under the insurances in respect of a total or constructive or an arranged or agreed or compromised total loss shall be paid to DNB Bank ASA, Dronning Eufemias gate 30, M15S, N-0191 Oslo, Norway (the "Mortgagee") in any event without any deductions.

b)
All claims not exceeding USD 500,000 shall, subject to the insurers not having received notice from the Mortgagee of a default which is unremedied, be applied against the cost of repairs following the relevant occurrence; and

c)
All other claims shall be paid to (i) the Mortgagee or, (ii) subject to the prior written consent of the Mortgagee which shall not be unreasonably withheld, delayed or conditioned released directly for the repair, salvage or other charges involved or (iii) if Nordic American Tankers Limited (the "Owner") or any other third party has paid such charges, and subject to evidence reasonable satisfactory to the Mortgagee of such charges and that such charges have been paid (however consent to such evidence not be unreasonably withheld, delayed or conditioned), in reimbursement thereof to the Owner or such other third party as applicable.

All collections are to be made through _________________________________ [name of brokers].

SIGNATORIES:
The Borrower:
NORDIC AMERICAN TANKERS LIMITED

By:	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chairman

The Original Lenders:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

Nordea Bank Norge ASA

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

Skandinaviska Enskilda Banken AB (publ)

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

The Arrangers:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

Nordea Bank Norge ASA

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

Skandinaviska Enskilda Banken AB (publ)

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

The Bookrunners:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

Nordea Bank Norge ASA

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

Skandinaviska Enskilda Banken AB (publ)

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

The Agent:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

The Co-ordinator:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

The Swap Banks:
DNB Bank ASA

By:	/s/ Fens-Hermann Jenssen
Name:	Fens-Hermann Jenssen
Title:	Attorney-in-Fact

Nordea Bank Finland Plc

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney

Skandinaviska Enskilda Banken AB (publ)

By:	/s/ Shaw Scotte
Name:	Shaw Scotte
Title:	Power of Attorney